PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED
SUB-ADVISORY AGREEMENT
COLUMBUS CIRCLE INVESTORS SUB-ADVISED SERIES

AGREEMENT executed as of January 1, 2010, by and between PRINCIPAL
MANAGEMENT CORPORATION (hereinafter called "the Manager"), and COLUMBUS
CIRCLE INVESTORS ("CCI") (hereinafter called "the Sub-Adviser").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Adviser to furnish it with investment advisory services with respect to all or a portion of the portfolio assets of each Series of the Fund identified in Appendix A hereto (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Adviser desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission; and

(c) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Adviser.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Adviser

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Adviser to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of each Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for
the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services
hereinafter set forth for the compensation herein provided. The
Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Adviser

  The Sub-Adviser will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for each Series.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with each Series investment
objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio
turnover or any tax considerations, subject always to the
provisions of the Fund's registration statement, Articles of
Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general
conduct of the investment business of each Series.

(e) Maintain, in connection with the Sub-Adviser's investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange
Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment program of each Series are being observed.

(g) Upon request, provide assistance and recommendations for the determination of the fair value of certain securities when
reliable market quotations are not readily available for
purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.

(i) Open accounts with broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-
dealers), and negotiate commissions, if applicable. To the
extent consistent with applicable law, purchase or sell orders for each Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. In such
event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the
Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Sub-Adviser will report on such allocations at the request of the Manager, the Fund or the
Fund's Board of Directors providing such information as the
number of aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-
Adviser shall use its best efforts to obtain execution of
transactions for each Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they provide
brokerage, research or other services or products to the Sub-
Adviser. To the extent consistent with applicable law, the Sub-
Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Adviser
determines in good faith that such amount of commission is
reasonable in relation to the value of the brokerage and
research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and
research products and/or services, may be viewed in terms of either that particular transaction or the overall
responsibilities which the Sub-Adviser and its affiliates have with respect to each Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Adviser in managing the
Series.  In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Adviser provided that all conditions of such order are complied with.

(j) Maintain all accounts, books and records with respect to each
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940 (the "Investment Advisers Act"), and the
rules thereunder, and furnish the Fund and the Manager with
such periodic and special reports as the Fund or Manager may reasonably request.  In compliance with the requirements of
Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for each Series are the
property of the Fund, agrees to preserve for the periods
described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to
surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager.  The Sub-
Adviser has no responsibility for the maintenance of Fund
records except insofar as is directly related to the services the Sub-Adviser provides to a Series.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Adviser's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Adviser's current Code of
Ethics.  Sub-Adviser shall promptly forward to the Manager a copy of any material amendment to the Sub-Adviser's Code of
Ethics along with certification that the Sub-Adviser has
implemented procedures for administering the Sub-Adviser's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request.  The Sub-
Adviser will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal
place of business on due notice to review the investments of a
Series.

(m) Provide such information as is customarily provided by a sub-
adviser and may be required for the Fund or the Manager to
comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.

(n) Perform quarterly and annual tax compliance tests to monitor each Series' compliance with Subchapter M of the Code.  The
Sub-Adviser shall notify the Manager immediately upon having a reasonable basis for believing that a Series has ceased to be in compliance or that it might not be in compliance in the
future.  If it is determined that a Series is not in compliance with the requirements noted above, the Sub-Adviser, in
consultation with the Manager, will take prompt action to bring the Series back into compliance (to the extent possible) within the time permitted under the Code.

(o) Provide a copy of the Sub-Adviser's Form ADV and any amendments thereto contemporaneously with the filing of such documents
with the Securities and Exchange Commission or other regulatory agency.

(p) Vote proxies received on behalf of the Series in a manner consistent with Sub-Adviser's proxy voting policies and
procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by
SEC rule.

(q) Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Fund and complete and file notices of claims in connection with
class action lawsuits concerning securities owned by the Fund.

     3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to each Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

     5. Liability of Sub-Adviser

Neither the Sub-Adviser nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Adviser's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Adviser or any of its directors, officers, employees, agents, or affiliates.

     6. Supplemental Arrangements

The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser or with unaffiliated third parties to better enable the Sub-Adviser to fulfill its obligations under this Agreement for the provision of certain personnel and
facilities to the Sub- Adviser, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

     7. Regulation

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8. Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Adviser, Principal Life
Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the
outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of
Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, Principal Life Insurance
Company, the Sub-Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the
requirements of the 1940 Act, the Sub-Adviser will continue to act as Sub-Adviser with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Adviser or a different manager or sub-adviser or other definitive action; provided, that the compensation received by the
Sub-Adviser in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the
Sub-Adviser, the Manager or by vote of a majority of the
outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section
8, the definitions contained in Section 2(a) of the 1940 Act
(particularly the definitions of "interested person," "assignment"
and "voting security") shall be applied.

 9. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Adviser,
Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     10. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of
Iowa. The captions in this Agreement are included for
convenience only and in no way define or delimit any of the
provisions hereof or otherwise affect their construction or
effect.

(b) Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the
other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines,
Iowa 50392-0200, and the address of the Sub-Adviser shall be
Columbus Circle Investors, Metro Center, One Station Place,
Stamford CT  06902.

(c) The Sub-Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Adviser fails to be registered as an
investment adviser under the Investment Advisers Act or
under the laws of any jurisdiction in which the Sub-Adviser
is required to be registered as an investment advisor in
order to perform its obligations under this Agreement.

(2) the Sub-Adviser is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation,
at law or in equity, before or by any court, public board or body, involving the affairs of a Series.

(d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of the assets of a Series, cash
requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the
Sub-Adviser to perform its duties and responsibilities
hereunder.

  (f) The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-advisor further represents that it is contrary to the Sub-advisor's
policies to permit those who select brokers or dealers for
execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(e) This Agreement contains the entire understanding and
agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                           PRINCIPAL MANAGEMENT CORPORATION

              By /s/ Michael J.
Beer____________________________
                                                               Michael J. Beer, Executive
Vice President

                                                           COLUMBUS CIRCLE INVESTORS

                                                           By /s/ Frank A.
Cuttita____________________________
                                                               Frank A. Cuttita, Managing
Director and
                                                               Chief Administrative Officer

APPENDIX A

CCI shall serve as investment sub-adviser for each Series identified below. The Manager will pay CCI, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Series' net assets managed by CCI as of the first day of each month allocated to CCI's management. With respect to the SmallCap Growth Fund I Series, cash and cash
equivalents shall be included in the Series net assets calculation up to a maximum of 1.00% of the Series net assets. If the Manager requests the Sub-Advisor to raise cash in the Series portfolio in excess of 1.00% of the Series net assets for the purpose of funding redemptions from the Series, such amount requested shall be included in the Series net assets calculation.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which
CCI provides investment advisory services and which have the same investment mandate (e.g. LargeCap Growth) as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Compensation Table

Fund Net Assets Managed by CCI

 First Next Next Next Next Next Next Next Over
Fund $50 million $50 million $100 million $200
million $350 million $750 million $500 million $2.5
billion $4.5 billion

LargeCap Growth Fund 0.2643% 0.2448% 0.2154% 0.1762% 0.1273% 0.0881% 0.0587% 0.2448% 0.1664%

Fund Net Assets Managed by CCI

 First Next Next Next Over
Fund $25 million $75 million $100 million
 $100 million $300 million

MidCap Growth Fund 0.3916% 0.3133% 0.2643% 0.2252% 0.3427%

Fund Net Assets Managed by CCI

Fund All Assets

 SmallCap Growth Fund I 0.50%

CCI-2